Exhibit 99.3

El Gallo 1, Mexico

El Gallo 1 Mine Production Results

	Full-Year 2014	Full-Year 2013	Q4 2014	Q4 2013
Mined grade gold	1.40	1.31	2.20	1.27
Ore production (tonnes processed)	1,462,496	1,255,314	522,337	323,863
Average grade gold (gpt)	1.58	1.22	2.39	1.17
Gold produced (ounces)	38,212	30,733	14,057	7,687
Silver produced (ounces)	25,912	20,635	13,462	3,786
Gold equivalent produced (ounces)	38,643	31,077	14,281	7,750
Gold sold (ounces)	35,600	32,705	11,272	7,980
Silver sold (ounces)	19,417	22,700	8,000	5,500
Gold equivalent total cash cost (US$)	875	750	711	766
Gold equivalent co-product all-in sustaining cash cost (US$)	1,194	1,166	931	1,073

Silver-to-gold ratio of 60:1

Note: Gold recoveries are projected to reach 70% through on-going leaching.

In 2014 we produced a record 38,212 gold ounces and 25,912 silver ounces. At a silver-to-gold ratio of 60:1, this equates to 38,643 gold equivalent oz. at an all-in sustaining cost of $1,194 per gold equivalent oz. This beats guidance of 37,500 gold equivalent oz. at an all-in sustaining cost of $1,250 per gold equivalent oz.

The increase in tonnes processed from 2013 to 2014 was due to the installation of a portable crusher in the fourth quarter of 2014 to increase crushing capacity and compensate for the production shortfall in the third quarter of 2014 resulting from heavy rainfalls. Additional tonnes processed through this portable crusher totaled 156,037 tonnes in the fourth quarter of 2014, with an additional 75,922 tonnes processed in January 2015. The portable crusher was demobilized in the first quarter of 2015, after the ore stockpiles were drawn down.

As expected from the mine plan, the average gold grade processed increased significantly year-over-year.

Total cash costs and all-in sustaining costs per gold equivalent ounce increased in 2014 due to a number of factors, including:

•                  During the year ended December 31, 2014, we spent $1.2 million on the expansion, primarily relating to the installation of a new series of pumps, generators and carbon columns, upgrading the electro-winning cells at the ADR process plant, and expanding the heap leach pad to accommodate the increased throughput and subsequent ore delivery rate. We also incurred $0.3 million on an induction furnace to handle the expected increased doré production.

•                  $0.3 million on road construction from the Lupita pit to the crusher.

•                  A higher strip ratio in the areas being mined in 2014.

•                  Increased haulage costs due to the mining of areas in the pits farther away from the processing plant and waste dumps.

•                  Operating challenges resulting from the severe rainfall in the third quarter of 2014.

In Q4 2014 we produced a quarterly record of 14,057 gold oz. and 13,462 silver oz. At a silver-to-gold ratio of 60:1, this equates to 14,281 gold equivalent oz. at all-in sustaining costs of $931 per gold equivalent oz. This beat guidance of 13,200 gold equivalent oz. at all-in sustaining costs of $1,150 per gold equivalent oz. The production challenges experienced in Q3 2014 due to severe rainfall were compensated by a more than doubling of the processed grade to 2.2 gpt Au.

The increase in tonnes processed in Q4 2014 compared to Q4 2013 was due to the installation of a portable crusher in the fourth quarter of 2014 to increase crushing capacity and compensate for the production shortfall in the third quarter of 2014 resulting from heavy rainfalls in that quarter.

As per the mine plan, in Q4 2014 our mined gold grade increased significantly quarter-over-quarter. Costs in Q4 2014 decreased compared to Q4 2013 as the increase in gold ounces produced more than offset the added costs of the portable crusher.

San José, Argentina (49%)*

San José Mine Production Results

San José — 100%*	Full-Year 2014	Full-Year 2013	Q4 2014	Q4 2013
Ore production (tonnes processed)	571,018	536,937	152,689	156,150
Average grade gold (gpt)	5.77	6.42	6.19	6.03
Average head silver (gpt)	404	425	454	399
Average gold recovery (%)	88.8	89.2	89.6	87.6
Average silver recovery (%)	87.2	86.7	87.8	87.0
Gold produced (ounces)	94,161	98,827	27,233	26,529
Silver produced (ounces)	6,649,022	6,356,801	1,959,174	1,741,275
Gold sold (ounces)	91,276	94,758	30,131	25,254
Silver sold (ounces)	6,315,799	6,277,837	2,162,590	1,742,030
Co-product total cash cost Au (US$/oz)	874	876	812	832
Co-product total cash cost Ag (US$/oz)	12.11	13.71	10.36	13.15
Gold equivalent total cash cost (US$/oz)	795	848	708	809
Co-product all-in sustaining cash cost Au (US$/oz)	1,193	1,182	1,174	1,129
Co-product all-in sustaining cash cost Ag (US$/oz)	16.54	18.49	14.98	17.84
Gold equivalent all-in sustaining cash cost (US$/oz)	1,086	1,144	1,024	1,098
McEwen Mining — 49% Share
Gold produced (ounces)	46,139	48,425	13,344	12,999
Silver produced (ounces)	3,169,821	3,114,833	959,995	853,225
Gold equivalent produced (ounces)	98,969	100,339	29,344	27,220

Silver-to-gold ratio of 60:1

*   McEwen Mining holds a 49% attributable interest in the San José mine.

Our attributable production from San José in 2014 was 46,139 gold oz. and 3,169,821 silver oz. At a silver-to-gold ratio of 60:1, this equates to 98,969 gold equivalent oz. at all-in sustaining costs of $1,086 per gold equivalent oz. This beats guidance of 97,500 gold equivalent oz. at an all-in sustaining cost of $1,125 per gold equivalent oz.

Tonnage milled increased in 2014 due to the expansion in mill throughput capacity that was commissioned at the beginning of 2013 and fully operational for the entirety of the year 2014. In addition to the increased mill capacity, tonnes processed were higher in 2014 than in 2013 due to fewer days of labour interruptions in 2014. Most notably, production in 2013 was impacted by a ten-day stoppage in the first quarter of 2013 following an outbreak of a food-transmitted illness. Comparatively, labour interruptions at the mine in 2014 totaled eight days, primarily due to employee travel being affected by national strikes throughout Argentina.

Despite the increase in tonnage milled, gold ounces recovered was down due to a decrease in gold grade and a slight decrease in gold recovery. Silver ounces recovered were up due to a slight increase in recovery despite a decrease in grade.

Total cash costs on a dollar basis decreased from $169.1 million to $156.2 million year-over-year, reflecting lower sales volume due to lower levels of production, delays in concentrate shipments, continued cost cutting measures and a sharp devaluation of the Argentine peso during the first half of the year 2014. These effects were partly offset by high inflationary pressures in Argentina.

All-in sustaining costs decreased year-over-year from $228.1 million to $213.4 million, due to significant reductions in exploration expenditures as part of MSC’s continued cost cutting measures.

Though costs on a dollar basis decreased in 2014, costs on a co-product gold basis and gold equivalent basis increased in 2014, but decreased on a co-product silver and silver equivalent basis. This is due to the decrease in gold ounces produced and increase in silver ounces produced.

In Q4 2014 our attributable production from San José was 13,344 gold oz. and 959,995 silver oz. At a silver-to-gold ratio of 60:1, this equates to 29,344 gold equivalent oz. at all-in sustaining costs of $1,024 per gold equivalent oz. This beat guidance of 28,000 gold equivalent oz. at all-in sustaining costs of $1,125 per gold equivalent oz.

In 2014 we recorded an impairment charge of $21.1 million on our investment in Minera Santa Cruz, S.A. (MSC), the holding and operating company set up under the terms of an option and joint venture agreement between certain subsidiaries of McEwen Mining Inc. (49%) and Hochschild Mining PLC (51%). The impairment was triggered by the unexpected and significant decline of silver prices during the year, as well as a decline in the observed market value of comparable transactions in South America, indicating a potential significant decrease in the market price of the exploration properties owned by MSC. As the decline in the estimated fair value of our investment in MSC was considered other than temporary, we recorded the impairment charge.

As well, we performed a strategic review of our property holdings in Santa Cruz, Argentina. In an effort to conserve resources, we have made the decision to rationalize our exploration efforts to focus on our core assets (namely our El Gallo, Los Azules, Gold Bar, Tonkin and North Battle Mountain properties). Therefore we have recorded impairment charges on the non-core Santa Cruz properties and reduced their carrying values to nil.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable gold producer focused in the Americas. McEwen Mining’s principal assets consist of the gold/silver San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules copper project in San Juan, Argentina. McEwen Mining has 305 million shares fully diluted at March 9, 2015. Rob McEwen, Chairman, and Chief Owner, owns 25% of the shares of the Company.

TECHNICAL INFORMATION

This news release and the company and project information that is linked above has been reviewed and approved by William Faust, PE, McEwen Mining’s Chief Operating Officer, who is a Qualified Person as

defined by National Instrument 43-101 (“NI 43-101).

El Gallo: for additional information about the El Gallo complex see the technical report titled “Resource Estimate for the El Gallo Complex, Sinaloa State, Mexico” dated August 30, 2013 with an effective date of June 30, 2013, prepared by John Read, C.P.G., and Luke Willis, P. Geo. Mr. Read and Mr. Willis are not considered independent of the Company as defined by NI 43-101 Gold Bar: For information about the Gold Bar project see the technical report titled “NI 43-101 Technical Report on Resources and Reserves Gold Bar Project, Eureka County, Nevada” dated February 24, 2012 with an effective date of November 28, 2011, prepared by J. Pennington, C.P.G., MSc., Frank Daviess, MAusIMM, Registered SME, Eric Olin, MBA, RM-SME, MSc, Herb Osborn, P.E, Joanna Poeck, MMSA, B. Eng., Kent Hartley P.E. Mining, SME, BSc, Mike Levy, P.E, P.G, MSc., Evan Nikirk, P. E., Mark Allan Willow, M.Sc, C.E.M. and Neal Rigby, CEng, MIMMM, PhD, all of whom are qualified persons and all of whom are independent of McEwen Mining, each as defined by NI 43-101. San José: for additional information about the San José mine see the technical report titled “Technical Report on San José Silver-Gold Mine, Santa Cruz, Argentina” dated August 15, 2014 with an effective date of December 31 2013, prepared by Eugene Puritch, P.Eng., David Burga, P.Geo., Alfred Hayden, P.Eng., James L. Pearson, P.Eng., and Fred H. Brown, P.Geo., James K. Duff, P.Geo.,  all of whom are qualified persons and all of whom except James K. Duff, are independent of McEwen Mining, each as defined by NI 43-101.

The foregoing news release and technical report are available under the Corporation’s profile on SEDAR (www.sedar.com).

There are significant risks and uncertainty associated with commencing production or changing production plans without a feasibility, pre-feasibility or scoping study. The expansion to El Gallo 1 has not and may not be explored, developed or analyzed in sufficient detail to complete an independent feasibility or pre-feasibility study. Further, although the subject of a 2012 feasibility study, the Company does not have a current feasibility study on the El Gallo 2 project. As such, each of the foregoing may ultimately be determined to lack one or more geological, engineering, legal, operating, economic, social, environmental, and other relevant factors reasonably required to serve as the basis for a final decision to complete the expansion or construction of all or part of these projects.

RELIABILITY OF INFORMATION REGARDING THE SAN JOSÉ MINE

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures.  Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

(1) Total Cash Costs and All-in Sustaining

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs.  All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, mine site exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs.  Total cash cost and all-in sustaining cash cost per ounce sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(2) Adjusted net income (loss)

Adjusted net income (loss) excludes the following items from net income (loss): impairment charges, net of tax; foreign currency gains and losses, including the impact of the devaluation Argentine peso relative to the U.S. dollar; other non-recurring items, if applicable.  We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying operating performance of our core mining business. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-K for the fiscal year ended December 31, 2014.

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements, which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, the ability to meet objectives set out with respect to updated feasibility studies (including projected capital cost reductions and the availability of appropriate used equipment), mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation (including ongoing inquiries by regulatory agencies such as the SEC Division of Enforcement), the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland	Mailing Address
Director, Investor Relations	150 King St W, Suite 2800
Tel: (647) 258-0395 ext 410	P.O. Box 24
Toll Free: (866) 441-0690	Toronto, ON M5H 1J9
Fax: (647) 258-0408	E-mail: info@mcewenmining.com

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